Exhibit 99.1

GeoMet Announces New Commitment for Additional Financing

Houston, Texas – May 5, 2010 - GeoMet, Inc. (NASDAQ: GMET) (the “Company”) announced today that it has received and accepted a commitment letter from Sherwood Energy, LLC (”Sherwood”), whereby Sherwood has agreed to the preliminary terms of a commitment to purchase up to $40 million of the Company’s preferred stock in the event that a proposed rights offering of the preferred stock is not fully subscribed by our stockholders.

The Company previously announced receipt of commitment letters for up to $40 million in financing in an April 1, 2010 press release. However, a Special Committee of the Company’s Board of Directors and the Board determined that the terms of the Sherwood commitment are more favorable to the Company and its shareholders in a number of material respects and therefore has directed the Company to discontinue negotiations with the parties to the previously announced commitment letters.

Under the terms of the rights offering contemplated in the Sherwood commitment letter, on the applicable record date the Company would distribute to the holders of its common stock rights to purchase up to an aggregate of 4,000,000 new shares of preferred stock at a subscription price of $10.00 per share. The preferred stock would be convertible into shares of the Company’s common stock at a conversion price of $1.30 per share, subject to customary adjustments. In the event that the Company’s stockholders do not subscribe for all 4,000,000 shares of preferred stock offered, Sherwood would purchase the remaining unsubscribed shares of preferred stock pursuant to the terms of a definitive investor agreement to be negotiated between the Company and Sherwood.

The preliminary terms of the Company’s preferred stock to be issued in connection with the proposed rights offering include the following:

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Dividends payable quarterly either in cash at an annual rate of 8.0% for the first three years and thereafter at the annual rate of 9.6% or, until the fifth anniversary of the closing date, in additional shares of preferred stock at an annual rate of 12.5%, at the option of the Company;

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After the third anniversary of the closing date, the Company may elect, subject to certain limitations based on recent trading volume in its common stock, to convert portions of the preferred stock if the average trading price of the Company’s common stock exceeds 225% of the conversion price ($2.93 based on a conversion price of $1.30);

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Redeemable at the option of the holder upon the earlier of (i) a liquidation event or (ii) the eighth anniversary of the closing date, and the redemption price for each share of preferred stock will be equal to the price paid for such share plus any accrued and unpaid dividends on such share.

The commitment letter represents the preliminary agreement among the parties with respect to the basic terms of the preferred stock and the investor agreement. The commencement of a rights offering by the Company is subject to the execution of a definitive investor agreement between the Company and Sherwood, completion of due diligence satisfactory to Sherwood, the approval of our stockholders and other terms and conditions. The terms of the commitment letter include a provision under which the Company has agreed not to solicit a competing offer from, or otherwise engage in any discussions or negotiations with anyone concerning any alternative proposal for a potential financing transaction, other than to the extent required by fiduciary obligations under Delaware law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of GeoMet, Inc. nor shall there be any sale of such securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. In addition, the Company cannot assure that it will be successful in obtaining additional financing on the terms outlined in this press release or otherwise. Careful consideration should be given to the risk factors and other cautionary statements included in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), John Baldissera with BPC Financial at (800) 368-1217, or visit our website at www.geometinc.com.